April 2, 2015

Brian Stiver
10765 Beach House Ave.
Las Vegas, NV 89166

Re:    Amendment to Offer Letter

This letter will confirm our discussions regarding the amendments to your offer letter. This letter contemplates certain changes to the offer letter originally given to you on March 11, 2009.

Your bi-weekly salary will be increased to $11,538.47, subject to applicable taxes and other withholdings. This salary increase will be effective March 15, 2015

In the event of the termination of your employment by the Company (or any successor) other than for “Cause,” as defined in the attached Severance Agreement (attached as Exhibit A), upon execution of the Company’s standard Separation and Release Agreement, you will be entitled to receive severance payments in accordance with the terms of the attached Severance Agreement.

You acknowledge that your employment with the Company is “at will,” meaning that both you and the Company may terminate the employment relationship at any time and for any reason, with or without advance notice. No Company representative has the authority to enter into any agreement with you to the contrary, with the exception of the Company’s Senior Vice President, Human Resources, who may only do so in a writing signed by both you and the Senior Vice President, Human Resources.

We look forward to your continued success. Please feel free to contact me to discuss any questions you may have regarding these terms.

Sincerely,

Rick Smith
President and Chief Executive Officer
914-460-1636
rsmith@bioscrip.com

I accept the amendment as stated.

/s/ Brian Stiver                4-28-2015

Brian Stiver                    Date signed

SEVERANCE AGREEMENT
(Exhibit A to Amendment to Offer Letter of Brian Stiver)

This will confirm our agreement that, following the signing of your offer letter amendment with BioScrip, Inc. (together with its subsidiaries, the “Company”), if you are terminated by the Company (or any successor) other than for “Cause” (as defined below), upon execution of the Company’s standard Separation and Release Agreement, you will be entitled to receive severance payments equal to twelve (12) months of salary at your then-current base salary level, less applicable taxes and other lawful withholdings (the “Severance Pay”), which shall be payable in accordance with the Company’s normal payroll schedule and practices in equal installments during the twelve-month period following the effective date of the Separation and Release Agreement (the “Severance Period”).

Notwithstanding the foregoing, such payroll continuation payments shall cease in the event that you become reemployed by the Company at any time during the Severance Period. In addition, if during the Severance Period you accept new employment or any other arrangement pursuant to which you receive remuneration from any other person or entity in exchange for providing services (“Engagement”), then any remaining severance payments otherwise payable will be reduced by the amount of such remuneration earned by you during the same time period. Under no circumstances will the Company have an obligation to make any severance payments after the conclusion of the Severance Period. As a condition of receiving the Severance Pay, you agree to notify the Company in writing of your acceptance of any Engagement during the Severance Period within seven (7) days of such acceptance and to provide the Company upon request with all documentation needed to confirm the amounts of all remuneration earned by you during the Severance Period.

For purposes of this letter agreement, “Cause” shall mean any of the following: (a) your gross negligence or intentional misconduct in connection with the performance of your job duties, (b) your conviction of or plea of guilty or nolo contendere of any felony or crime involving moral turpitude, (c) your violation of the Company’s substance abuse policy, (d) your breach of any material provision of this or any other material agreement between you and the Company, or (e) your violation of any rule or regulation of any government agency, or self-regulatory body, applicable to the Company’s business.

Except as expressly provided herein, upon separation from employment with the Company for any reason, whether voluntarily or involuntarily, you shall be entitled only to your base salary earned through the Termination Date and any accrued, but unpaid business expenses owed pursuant to Company policy, and you shall not be entitled to any further base salary or any applicable bonus, benefits, or other compensation for that year or any future year, except as may be provided in an applicable benefit plan or program.

This letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, where the Company is headquartered, without giving effect to principles of conflicts of law.

Kindly signify your agreement to the foregoing by signing below and forwarding an executed copy for our files.

By: /s/ Rick Smith

Rick Smith
President and Chief Executive Officer

Agreed and Accepted
on this 28 day of April , 2015

/s/ Brian Stiver
______________________________
Brian Stiver